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                                                                EXHIBIT 10.16

[AQUA-CHEM, INC. LOGO]
P.O. BOX 421, MILWAUKEE, WISCONSIN 53201 - 414-577-2700 - FAX: 414-577-2953


   JEFFREY A. MILLER
CHAIRMAN and CHIEF EXECUTIVE OFFICER




June 23, 1998

Mr. Roger L. Swanson
2485 Woodcrest
Lincoln, Nebraska  68502

Dear Roger:

         This letter will set forth the terms of the consulting arrangement between Aqua-Chem, Inc. ("AQM") and you, which are as follows:

         1. TERM. The term of the agreement will commence on the closing date of AQM's acquisition of National Development Corporation ("NDC") and continue thereafter for such period as AQM determines to be necessary, but in no event more than eighteen months.

         2. DUTIES. Your duties shall consist of consulting with and advising AQM management on a part time basis as requested by AQM with respect to matters pertaining to the historic business of NDC and generally assisting (in a manner consistent with your status as the prior senior executive of NDC) with the transition and integration of that business into AQM. As we have discussed, it is my intention to establish a Boiler technical Advisory Group to provide overall guidance to all of AQM's boiler and related businesses and, if and when that is established, you would also serve as a member of the Boiler Technical Advisory Group.

         3. INDEPENDENT CONTRACTOR STATUS. During the term of the consulting arrangement, you would be a part-time independent contractor and not an employee of AQM. Accordingly, AQM will not withhold income, social security or other taxes from the payments to be made to you and you will be solely responsible for and indemnify AQM with respect thereto. During the first two or three months of the consulting arrangement, I would anticipate that your services would be required on a more or less full time basis. For the next two or three months, the time required of you will be no more than half-time. After the initial four to six month period, the time commitment on your part will be minimal and your duties during this period will be limited to consulting with respect to specific questions that may arise from time to time. I am sure that after the initial two to three month period we will be able to coordinate the performance of consulting services at mutually convenient times so as not to interfere with any travel or other personal plans you may have.

         4. COMPENSATION. During the initial four to six month period, you will be compensated at the rate of $1000.00 per day for services requested by AQM. Thereafter, you will be compensated at the rate of $125.00 per hour for services requested by AQM. In addition, AQM will provide you with an office and secretarial support at NDC's office and reimburse you for any out of town travel and related expenses incurred by you at AQM's request. In addition, you will be compensated for your duties related to fulfilling your role with the ABMA. In the event you are elected and agree to serve on the ABMA for a second one-year term, the compensation terms of this arrangement will be extended to cover that period.


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                                                                   EXHIBIT 10.16



Mr. Roger L. Swanson
June 23, 1998
Page Two


         If you are in agreement with the preceding, pleased so indicate by signing and returning the enclosed copy of this letter.

                                                     Very truly yours,

                                                         /s/ JA Miller

                                                     Jeffrey A. Miller




         Agreed and accepted this 19 day of June, 1998.



                                                         /s/ Roger L. Swanson
                                                     ---------------------------
                                                     Roger L. Swanson